SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) December 15, 1998

             (Exact name of registrant as specified in its charter)

                           Flexsteel Industries, Inc.
                           --------------------------

  (State or other jurisdiction       (Commission            (IRS Employer
        of incorporation             File Number)         Identification No.)

            Minnesota                   0-5151                42-0442319
         ---------------------------------------------------------------

        Registrant's telephone number, including area code 319-556-7730


     Item 5. Other Events

     On December 15, 1998 the Board of Directors elected a new Chairman of the Board following the retirement of the prior Chairman and appointed an additional new Board member. See Exhibit A attached hereto and incorporated herein for further information.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                   Flexsteel Industries, Inc.
                                                ------------------------------
                                                         (Registrant)


Date  January 4, 1999                       By: /s/ R.J. Klosterman
      -----------------------                   -------------------------------
                                                       R.J. Klosterman
                                                  Financial Vice President &
                                                  Principal Financial Officer

                                   EXHIBIT A

                      To Form 8-K dated December 15, 1998

     At the annual meeting of the shareholders of Flexsteel Industries, Inc., John R. Easter was elected Chairman of the Board when Jack B. Crahan declined to stand for re-election. Long-time board member Art D. Richardson retired, and Marvin M. Stern, a 35-year veteran of retailing, was elected to the board.

     John R. Easter joined the Flexsteel board in 1993, bringing with him an extensive background in home furnishings merchandising as a vice president of Sears. His experience with Flexsteel, Easter commented, preceded his service on the board by many years. "Through the years," he said, "I have been impressed with their extreme dedication of service to both their dealers, and their dealers' customers. Their three areas of business -- residential furnishings, vehicle seating, and contract furniture sales -- create a unique synergy for competitive advantages in both manufacturing and marketing."

     Marvin M. Stern joins the Flexsteel board following 35 years of varied experience in retailing, primarily with Sears, and most recently as a special advisor to their Chairman of the Board. "His ability to relate to people is outstanding," Easter said, "and his problem-solving ability will contribute to our growth."

     Flexsteel, one of the country's largest manufacturers of upholstered furniture, began planning for the transition of Flexsteel management years ago, according to Crahan. "In that process, we put a very capable management team in place, and I have great confidence that they will continue Flexsteel's excellent progress."

     The retirement of Art D. Richardson from the board was also announced. Richardson was, according to Crahan, "a great salesman, and marketing was his first love. He was the first to take Flexsteel advertising to the national level, and he was responsible for establishing our very successful in-house printing plant."

     "We will miss the guidance and counsel of Jack Crahan and Art Richardson," said President K. Bruce Lauritsen, "but we owe them our gratitude for putting us on our present path."

     In 1985, with Crahan as president, Flexsteel responded to the acceleration of technology and globalization by forming a new Management Committee, chaired by K. Bruce Lauritsen, the Executive Vice President of Sales, this committee's charge was to "ready the company for expansion to the year 2000."

     In 1989, Flexsteel management was expanded with Crahan becoming Vice Chairman of the Board and Lauritsen President.

     Since 1985, according to Lauritsen, the company has more than doubled in sales volume, put in place over 175 Flexsteel Galleries, kept pace with the digital revolution, and issued a three-for-two stock split. The company's most recent innovation are the sales-boosting Comfort Seating Showrooms, ten of which are already in operation with fifteen more slate for opening by mid-year.

     Jack Crahan joined Flexsteel in 1947, working in the Metal Division in Dubuque. Through the years, he served in a number of executive capacities, including as Executive Vice President and General Manager of the Dubuque plant. In 1985, he succeeded Frank Bertsch as President and Chief Operating Officer when Bertsch became Chairman of the Board. In 1990, he was named Chairman of the Board and Chief Executive Officer; in 1993, Lauritsen was named Chief Executive Officer as well as President, and Crahan remained as Chairman.

     Flexsteel, dating back to 1893, is one of the oldest manufacturers of upholstered furniture in the nation. It is also a leading maker of seating for the recreational vehicle market. The company, now listed on NASDAQ, has eight manufacturing facilities and three permanent showrooms across the nation, and annual sales in excess of $236 million.